UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2010

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Entry into Letter of Credit Facility Agreement with Deutsche Bank

On April 12, 2010, SunPower Corporation (“SunPower” or the “Company”) and certain subsidiaries of the Company entered into a letter of credit facility agreement with Deutsche Bank AG New York Branch, as issuing bank and as administrative agent (in such capacity, “the Administrative Agent”), and the financial institutions parties thereto from time to time (such agreement, the “DB L/C Facility”).

The DB L/C Facility provides for the issuance, upon request by the Company or those of its subsidiaries party thereto from time to time as “Subsidiary Applicants”, of letters of credit by the “Issuing Banks” thereunder in order to support obligations of the Company, the Subsidiary Applicants, or non-party subsidiary account parties, in an aggregate amount not to exceed $350,000,000 (or up to $400,000,000 upon the agreement of the parties).

Each letter of credit issued under the DB L/C Facility (“Letters of Credit”) must have an expiration date no later than the earlier of the second anniversary of the issuance of that Letter of Credit and April 12, 2013, except that (a) a Letter of Credit may provide for automatic renewal in one-year periods, not to extend later than April 12, 2013 and (b) up to $100,000,000 in aggregate amount of Letters of Credit, if cash-collateralized, may have expiration dates no later than the fifth anniversary of the closing of the DB L/C Facility.

The obligations of the SunPower entities which are party to the DB L/C Facility are guaranteed by a pledge by the Company, SunPower North America, LLC, and SunPower Corporation, Systems (collectively, the “Guarantors”) of certain of the Guarantors’ accounts receivable and of the Guarantors’ inventory.  The Guarantors are also required to maintain a collateral account with the Administrative Agent, with collateral equal to at least 50% of the dollar-denominated exposure under the Letters of Credit, and 55% of the non-dollar-denominated exposure under the Letters of Credit, maintained in such account.

The DB L/C Facility includes representations, covenants, and events of default customary for financing transactions of this type.

In connection with the entry into the DB L/C Facility, the Guarantors entered into a Security Agreement with the Administrative Agent, and SunPower entered into a Cash Collateral Account Security, Pledge and Assignment Agreement and Control Agreement with the Administrative Agent and an affiliate of the Administrative Agent, both of which agreements contain representations, covenants, and events of default customary for financing transactions of this type.

Amendment of Wells Fargo Credit Agreement

On April 12, 2010, SunPower and Wells Fargo Bank, N.A. (“Wells Fargo”) amended SunPower’s credit agreement (as amended from time to time prior to April 12, 2010, the “WF Credit Agreement”) with Wells Fargo (as amended as of April 12, 2010, the “Amended WF Credit Facility”).

The Amended WF Credit Agreement (a) removes the ability of SunPower to request additional letters of credit on and after the effective date of the Amended WF Credit Agreement, (b) allows collateralized letters of credit outstanding under the WF Credit Agreement as of the date of the Amended WF Credit Agreement to remain outstanding until October 12, 2010, and (c) removes certain of the covenants contained in the WF Credit Agreement which were applicable to the SunPower entities party to the Amended WF Credit Agreement, including but not limited to financial-compliance covenants.  Certain of such covenants are removed effective as of the date of the Amended WF Credit Agreement, and certain of such covenants are removed, assuming no event of default under the Amended WF Credit Agreement, as of April 27, 2010.  Additional covenants, including but not limited to covenants relating to maintenance of existence and properties, repayment of obligations under the Amended WF Credit Agreement, and notifications to Wells Fargo, remain in effect, as do the events of default under the WF Credit Agreement (with the addition of a cross-default to defaults under the DB L/C Facility).

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under the heading “Entry into Letter of Credit Facility Agreement with Deutsche Bank” in Item 1.01 above is incorporated herein by reference.

Item 7.01                      Regulation FD Disclosure.

On April 15, 2010, SunPower issued a press release announcing the closing of the DB L/C Facility Agreement. The full text of the press release is being furnished as Exhibit 99.1 to this report.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01                      Other Events.

On April 9, 2010, SunPower prepaid approximately $30,000,000, a payment in full of all amounts due, under that certain loan agreement (the “Union Bank Loan Agreement”) dated April 17, 2009, by and between SunPower Corporation and Union Bank, N.A. and filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q on August 3, 2009, in accordance with the terms of the Union Bank Loan Agreement.  The original scheduled maturity  of the loan under the Union Bank Loan Agreement (the “Union Bank Loan”) was April 17, 2012; upon the prepayment of the Union Bank Loan, the Union Bank Loan Agreement, which contained representations, covenants, and events of default customary for financing transactions of this type, terminated.  The Union Bank Loan bore interest as set forth in the Union Bank Loan Agreement and related promissory note.  Prepayment of the Union Bank Loan did not require SunPower to pay any premium or additional charge.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release dated April 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: April 15, 2010	By:	/s/ DENNIS V. ARRIOLA
Name: Dennis V. Arriola
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated April 15, 2010.